Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No.1 to the Registration Statement (Form S-3 No. 333-282322) of our report dated April 9, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to the consolidated financial statements of RDE, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement and related Prospectus.

/s/Weinberg & Company, P.A.

Los Angeles, California

October 7, 2024